Exhibit C




                             Surrogate's Court
 No. 059779               of the County of New York


                    CERTIFICATE OF LETTERS TESTAMENTARY
                    The People of the State of New York


 Index# 1995-3643


 To all to whom these presents shall come or may concern,

 Know Ye, that we, having inspected the records of our Surrogate's Court in and for the County of New York, do find that on January 3, 1996 by said court, LETTERS TESTAMENTARY on the estate of Jack N. Berkman AKA, Jack Neville Berkman deceased, late of the County of New York were granted unto Lillian R. Berkman, Myles P. Berkman, Donald H. Jones.[sic] the executor(s) named in the last Will and Testament of said deceased, and that it does not appear by said records that letters have been revoked.


 In Testimony Whereof, we have caused the Seal of the Surrogate's Court of the County of New York to be hereunto affixed.


 WITNESS, Honorable Renee R. Roth, a Surrogate of the County of New York, this 1st Day of April, 1999.


     /s/ Nora S. Anderson
 -----------------------------
         Nora S. Anderson

 Clerk of the Surrogate's Court


                             Liber 471 Page 468







     *THIS CERTIFICATE IS NOT VALID WITHOUT A RAISED SEAL OF THE COURT*